Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-220864, 333-259041, 333-260153, and 333-278990) and Form S-3 (Nos. 333-260607, 333-274422, 333-277393, 333-280907, and 333-281042) of our report dated March 31, 2025, with respect to the audit of the consolidated financial statements of Rekor Systems, Inc. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Morristown, New Jersey

March 31, 2026